Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 Amendment No. 1 of RMR Industrials, Inc. of our report dated February 27, 2015, relating to our audit of the financial statements, which appear in the Current Report on Form 8-K of RMR Industrials, Inc. for the period ended January 31, 2015.

HEIN & ASSOCIATES LLP

Irvine, California

April 14, 2015